SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

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

                                    A V O N

                                                                  March 25, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 1, 1997 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares will be voted at the meeting.

                                     Sincerely yours,

                                     /s/ JAMES E. PRESTON
                                     ------------------------------------
                                         James E. Preston
                                         Chairman and Chief Executive Officer

                               AVON PRODUCTS, INC.
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

     (AFTER APRIL 1, 1997, THE COMPANY'S ADDRESS WILL BE 1345 AVENUE OF THE
                          AMERICAS, NEW YORK, NY 10105)

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1997 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 1, 1997 at 10:00 a.m. for the following purposes:

     (1)  To elect three (3) directors to three-year terms expiring in 2000;

     (2) To act upon a proposal to approve an amendment to the Avon Products, Inc. 1993 Stock Incentive Plan;

     (3) To act upon a proposal to approve the Avon Products, Inc. 1997 Long-Term Incentive Plan;

     (4) To act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1997;

     (5) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.


            PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED
              PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.




                                                      Ward M. Miller, Jr.
                                                     Senior Vice President,
                                                 General Counsel and Secretary

March 25, 1997
New York, New York

                               AVON PRODUCTS, INC.
                               9 West 57th Street
                            New York, New York 10019

     (AFTER APRIL 1, 1997, THE COMPANY'S ADDRESS WILL BE 1345 AVENUE OF THE
                          AMERICAS, NEW YORK, NY 10105)

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 1, 1997 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 25, 1997 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, FOR approval of the proposed amendment of the 1993 Stock Incentive Plan, FOR approval of the proposed 1997 Long-Term Incentive Plan and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1997. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 17, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 132,917,915 shares of Avon's common stock, par value $.25 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                        PROPOSAL 1--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 12 with three directors in the class whose term expires in 2000 (the "Class of 2000"), four directors in the class whose term expires in 1999 (the "Class of 1999") and five directors in the class whose term expires in 1998 (the "Class of 1998"). Board members serve three-year terms unless otherwise specified. The terms of four current directors, Remedios Diaz Oliver, Joseph A. Rice, Edward J. Robinson and Cecily C. Selby, will expire at the Annual Meeting. Mr. Joseph A. Rice and Dr. Cecily C. Selby will retire as of the date of the 1997 Annual Meeting in accordance with the Board of Directors' retirement policy. The terms of the other incumbent directors will continue until either the 1998 or 1999 Annual Meeting. At the Annual Meeting, Shareholders will elect three members to the Class of 2000. The Board of Directors has nominated Remedios Diaz Oliver, Edward J. Robinson and Paula Stern for election to the Class of 2000 at the Annual Meeting, each to serve for a three-year term to expire at the Annual Meeting in 2000.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Remedios Diaz Oliver, Edward J. Robinson and Paula Stern to the Class of 2000. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. In the election of three directors to the Class of 2000, Shareholders will be entitled, under cumulative voting, to a total of three votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively for the Class of 2000 and may distribute the votes represented by suchproxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

      NOMINEES FOR THE BOARD OF DIRECTORS FOR THREE-YEAR TERM EXPIRING 2000

[photo]     REMEDIOS DIAZ OLIVER
            Director of Avon since 1992   Age: 58

            Mrs. Diaz Oliver has been President and Chief Executive Officer of All American Containers, Inc., which is engaged in the sale and distribution of glass, plastic and metal containers and closures, since October 1991. Prior thereto, Mrs. Diaz Oliver founded and was the Chief Executive Officer and President of American International Container, Inc. from 1977 to 1991. Mrs. Diaz Oliver is a director of U.S. West, Inc., Barnett Banks, Inc., Barnett Banks of South Florida, Florida Chamber of Commerce, American Cancer Society, Infants In Need, Jackson Memorial Trauma Center, University of Miami-School of Medicine (Carlos J. Finlay), National Hispanic Leadership Agenda, Linda Ray Center, Women in International Trade and Hamilton Foundation.

--------------------------------------------------------------------------------

[photo]     EDWARD J. ROBINSON
            Director of Avon since 1992   Age: 56

            Mr. Robinson was elected President and Chief Operating Officer in November 1993 and a member of the Board of Directors of the Company in May 1992. Mr. Robinson had been Vice Chairman, Chief Financial and Administrative Officer of Avon since May 1992. He joined the Company in April 1989 as Executive Vice President and Chief Financial Officer. Immediately prior to joining Avon, he had served as Executive Vice President-Finance and Chief Financial Officer of RJR Nabisco, Inc. since October 1987. Mr. Robinson was associated with RJR Nabisco, Inc. and its predecessor companies, Nabisco Brands, Inc. and Standard Brands Incorporated, for 16 years serving in a number of senior financial positions, including Controller, Treasurer or Chief Financial Officer. Mr. Robinson currently serves on the Board of Trustees of Iona College where he is also a member of the Finance and Investment Committees. Mr. Robinson also serves as a National Trustee of the Boys & Girls Clubs of America, Inc.

--------------------------------------------------------------------------------

[photo]     PAULA STERN, Ph.D
                                     Age 51

            Dr. Stern is President of The Stern Group, an economic analysis and trade advisory firm established in 1988. She previously had been with the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of Harcourt General, Wal-Mart Stores, Inc. and Westinghouse Electric Corporation/CBS.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 1999

[photo]     BRENDA C. BARNES
            Director of Avon since 1994   Age: 43

            Ms. Barnes is President and Chief Executive Officer of Pepsi-Cola North America, a division of PepsiCo, having previously been the Chief Operating Officer since July 1994. She is responsible for the beverage business in the United States and Canada, including production, sales and distribution. Ms. Barnes has held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 20 years with PepsiCo. She is a director of Delta Beverages and is on the Board of Trustees for Augustana College.

--------------------------------------------------------------------------------

[photo]     CHARLES S. LOCKE
            Director of Avon since 1986   Age: 68

            Mr. Locke retired in 1994 as Chairman of the Board, Chief Executive Officer and a director of Morton International, Inc., a manufacturer and marketer of specialty chemicals, automotive inflatable restraint systems and salt, which was formed in 1989. From 1980 to 1989, Mr. Locke was Chairman of the Board, Chief Executive Officer and a director of its predecessor company, Morton Thiokol, Inc. Mr. Locke is a director of NICOR, Inc. and its subsidiary, Northern Illinois Gas Company, Thiokol Corporation and Whitman Corporation. He was an Avon director from 1980 to 1985 and has served again on the Board since August 1986.

--------------------------------------------------------------------------------

[photo]     ANN S. MOORE
            Director of Avon since 1993   Age: 46

            Mrs. Moore was appointed publisher of People Magazine in July 1991 and President in September 1993, assuming executive responsibility for all magazine operations of the Time Inc. weekly. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and becoming founding publisher of Sports Illustrated for Kids in 1989. She serves on the boards of a number of non-profit organizations, including Gilda's Club, a social and emotional support community for families with cancer.

--------------------------------------------------------------------------------

[photo]     JAMES E. PRESTON
            Director of Avon since 1977   Age: 64

            Mr. Preston was elected Chairman of the Board of the Company in January 1989 and has been Chief Executive Officer of Avon since 1988, holding the additional position of President from that time until November 1993. He joined the Company in 1964. Mr. Preston serves on the boards of The Reader's Digest Association, Inc., Woolworth Corporation and the ARAMARK Corporation. In addition, he serves on the board of The Business Council of New York State, the American Woman's Economic Development Corporation, Catalyst, The Salvation Army of Greater New York Advisory Board and the Board of Trustees of Spelman College. Mr. Preston is also a member of the New York City Partnership and Chamber of Commerce. He is Chairman of the World Federation of Direct Selling Associations for a three year term beginning September, 1996. He is a past Chairman of the U.S. Direct Selling Association and the Cosmetic, Toiletry and Fragrance Association and continues to be active in both organizations.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 1998

[photo]     RICHARD S. BARTON
            Director of Avon since 1994   Age: 48

            Mr. Barton is the Chairman and Chief Executive Officer of Adatom Corporation, which sells name brand products through retail electronic stores. Mr. Barton was formerly President, United States Customer Operations of Xerox Corporation, which manufactures, markets and services document processing products and systems. Mr. Barton was appointed to that position in October 1993 after two years as President, Chairman and Chief Executive Officer of Xerox Canada Inc. He had joined Xerox in 1971 as a sales representative and held a number of field and regional sales positions, becoming Executive Assistant to the President of Xerox in 1985 and later Vice President, Marketing Operations for the United States Marketing Group. Mr. Barton is a director of the American Management Association and U.S. Chamber of Commerce.

--------------------------------------------------------------------------------

[photo]     EDWARD T. FOGARTY
            Director of Avon since 1995   Age: 60

            Mr. Fogarty is the Chairman and Chief Executive Officer of Tambrands, Inc., the manufacturer of Tampax tampons, having been its President and Chief Executive Officer from May 1994 to October 1996. Previously, he was President, Colgate USA/Canada/Puerto Rico, for the Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of Tambrands, Inc. and Grocery Manufacturers of America.

--------------------------------------------------------------------------------

[photo]     STANLEY C. GAULT
            Director of Avon since 1985  Age: 71

                       Mr. Gault is the former Chairman of the Board of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chairman and Chief Executive Officer of that Company from 1991-1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of International Paper Company, The Timken Company, H. Freelander and Wal-Mart Stores, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.

--------------------------------------------------------------------------------

[photo]     GEORGE V. GRUNE
            Director of Avon since 1991   Age: 67

            Mr. Grune is currently Chairman of Dewitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund. He retired as Chairman of the Board and a director of the Reader's Digest Association, Inc., in July 1995, having also been its Chief Executive Officer from 1984 to 1994. He had been with this global publisher and direct mail marketing company since 1960. Mr. Grune is a director of CPC International Inc., The Chase Manhattan Bank and Federated Department Stores, Inc. He is the Chairman Emeritus of the Boys & Girls Clubs of America, Inc.

--------------------------------------------------------------------------------

[photo]     CHARLES R. PERRIN
            Director of Avon since 1996   Age: 51

            Mr. Perrin was Chairman of the Board and Chief Executive Officer of Duracell International, Inc., a manufacturer of batteries and related products from 1994 to December 1996. He joined Duracell in 1985, becoming President of Duracell North America in 1988 and President and Chief Operating Officer in 1992. Prior to 1985 he had held a series of sales, marketing and general management positions with Chesebrough Ponds, Inc., and previously was with General Foods Corporation. Mr. Perrin is a director of Danbury Hospital and Datahr Rehabilitation Institute.

================================================================================

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held eight meetings in 1996. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance Committee and Nominating and Directors' Activities Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Joseph A. Rice, as Chair, Edward T. Fogarty, Charles S. Locke, Charles R. Perrin and Cecily C. Selby, met three times in 1996. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the appointment of independent accountants; (ii) reviewing the timing and scope of the independent accountants' audit examination and the related fees; (iii) reviewing the audit results, including any material comments on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto; (iv) reviewing the periodic comments and recommendations of the Company's independent accountants and the Company's responses thereto; (v) reviewing the scope and effectiveness of internal auditing activities; (vi) reviewing and making recommendations to the Board with respect to material changes in accounting policies and procedures;
(vii) reviewing the procedures designed to assure compliance by Company employees with the Company's policy on standards of business conduct; (viii) reviewing the internal accounting controls with the Company's financial management; (ix) monitoring the Company's compliance with environmental rules and regulations; and (x) meeting with the independent accountants, internal auditors and Company management at least three times per year.

     The Compensation Committee, composed of Charles S. Locke, as Chair, Brenda
C. Barnes, Edward T. Fogarty, George V. Grune and Ann S. Moore, met four times in 1996. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company; (ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) incentive plans for all officers and key employees of the Company, and approving awards under those plans for all senior officers of the Company; (v) reviewing and approving (or recommending to the Board for approval) awards under the Company's 1993 Stock Incentive Plan; (vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and (vii) reviewing the Company's management development and succession planning programs.

     The Finance Committee, composed of Stanley C. Gault, as Chair, Richard S. Barton, Remedios Diaz Oliver and Charles R. Perrin met five times in 1996. The responsibilities of the Finance Committee include, in addition to such other duties as the Board may specify: (i) reviewing with management on a regular basis the financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) studying proposed actions in connection with financial strategy and procedures and making recommendations to the Board as appropriate; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of divisions or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments; (vi) reviewing, approving and recommending Board action with respect to total permitted indebtedness; and (vii) reviewing the management of the Company's employee benefit trust funds.

     The Nominating and Directors' Activities Committee, composed of George V. Grune, as Chair, Remedios Diaz Oliver, Ann S. Moore and Joseph A. Rice, met three times in 1996. The responsibilities of the Nominating and Directors' Activities Committee include, in addition to such other duties as the Board may specify, reviewing and making presentations and recommendations to the Board with respect to: (i) Board policies regarding the size and composition of the Board and qualifications for Board membership; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders; (iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; and (vi) changes or additions to Board and committee procedures. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as directors. Each other director receives $40,000 per year (the "Annual Retainer") for serving as a director, a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, increase or decrease proportionately with the price of the Common Stock or earn interest at a rate no lower than the average annual yield on 30 year U.S. Treasury bonds.

     The Board of Directors has recently approved changes in the remuneration of non-management directors effective May 1, 1997. After that date the Annual Retainer would consist of $25,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $25,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. The first such grant would be made immediately after the 1997 Annual Meeting with subsequent grants to be made immediately after future Annual Meetings of Shareholders. All shares so granted to a non-management director will be restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and eligible for voting rights similar to all other outstanding shares of Common Stock.

     The Company has provided a Retirement Plan for non-management directors. Under the provisions of this plan, non-management directors who retire with a minimum of five years' service on the Board will receive annually 100% of their Annual Retainer for a period of time equal to their years of Board service.

     In accordance with the approval of the Board of Directors, this plan is discontinued with respect to Board service after May 1, 1997 except for those non-management directors who are then within five years of retirement from the Board, based on attainment of age 70. Other non-management directors will have the actuarial value of their accrued retirement benefits converted to a one-time grant of shares of the Company's Common Stock, restricted as to transfer until retirement.

     All non-management directors who have discontinued participation in the Retirement Plan would receive an annual grant of options to purchase 2,000 shares of the Company's Common Stock, at an exercise price based on the mean price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. The first such grant would be made immediately after the 1997 Annual Meeting with subsequent grants to be made immediately after future Annual Meetings of Shareholders. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

     The issuances of stock and stock options, as described above, is contingent upon the approval by Shareholders of an amendment to the 1993 Stock Incentive Plan as set forth in Proposal 2 described hereafter in this proxy statement.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of February 28, 1997 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), all directors and executive officers of Avon as a group and all persons known to Avon who beneficially own more than five percent of the outstanding shares of Common Stock. All shares shown in the table reflect sole voting and investment power except as otherwise noted.


                                                                  AMOUNT AND NATURE OF      PERCENT
                 NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP     OF CLASS
                 ------------------------                         --------------------     ---------
Oppenheimer Group, Inc. (1) .....................................       14,167,463          10.66%
Putnam Investments, Inc. (2) ....................................        7,154,078             5.4
Richard S. Barton ...............................................              200               *
Brenda C. Barnes ................................................            2,000 (3)           *
Edward T. Fogarty ...............................................            1,200               *
Christina Gold ..................................................           49,471 (4)           *
Stanley C. Gault ................................................           20,000               *
George V. Grune .................................................            2,000               *
Charles S. Locke ................................................            2,000               *
Ward M. Miller, Jr. .............................................           12,972 (5)           *
Ann S. Moore ....................................................            2,000 (3)           *
Remedios Diaz Oliver ............................................            2,000 (3)           *
Charles R. Perrin ...............................................            2,000               *
James E. Preston ................................................          266,710 (6)           *
Joseph A. Rice ..................................................            9,158               *
Edward J. Robinson ..............................................          164,245 (7)           *
Cecily C. Selby .................................................            1,000               *
Paula Stern .....................................................              200               *
Edwina D. Woodbury ..............................................           22,387 (8)           *
All directors and executive officers as a group (20) ............          633,488 (9)           *

----------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of February 28, 1997 through the exercise of stock options

(1) The address of Oppenheimer Group, Inc. is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(2) The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(3) Ms. Barnes, Mrs. Moore and Mrs. Diaz Oliver share with their spouses voting and investment power as to these shares.

(4) Includes 16,000 shares as to which Mrs. Gold has sole voting but no investment power and 29,999 shares which Mrs. Gold has a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

(5) Includes 12,398 shares which Mr. Miller has a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

(6) Includes 62,040 shares as to which Mr. Preston disclaims beneficial ownership and 136,666 shares which Mr. Preston has a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

(7) Includes 20,000 shares as to which Mr. Robinson has sole voting but no investment power and 121,997 shares which Mr. Robinson has a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

(8) Includes 8,000 shares as to which Ms. Woodbury has sole voting but no investment power and 10,933 shares as to which Ms. Woodbury has a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

(9) Includes 62,040 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 6,000 shares as to which beneficial ownership was shared with others and 356,109 shares which the directors and executive officers as a group have a right to acquire within 60 days of February 28, 1997 through the exercise of stock options.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Avon's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of Avon's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to Avon's Reporting Persons during and with respect to 1996 have been complied with on a timely basis.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors sets and administers the policies which govern annual and long-term executive compensation. The Committee is composed entirely of outside Directors, whose names are listed following this report.

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAMS

     The Compensation Committee is responsible for the design and implementation of salary and incentive programs for executive officers and other key executives which are consistent with Avon's overall compensation philosophy. Key elements of that philosophy include:

     o Assuring that total compensation levels are competitive with those at peer companies and are commensurate with relative shareholder returns and financial performance.

     o Focusing executives on the financial objectives that support superior total shareholder returns in the form of stock price appreciation and dividends.

     o Emphasizing long-term financial performance and sustained market value creation vs. short-term gains.

     Working with an independent compensation consulting firm, the Company periodically evaluates its key executive positions using internal measures of comparability and relevant peer company market data. In addition, the consulting firm participates with the Committee in the design of the executive compensation program and regularly monitors and reports on performance and pay levels for selected peer companies. These are public companies which compete with Avon in key markets or key channels for customers and executive talent. These companies (the "Peer Companies") are listed in footnote (2) of the performance graph set forth below.

     The total target compensation of executive officers is positioned at the median of the Peer Companies. Performance based pay--annual and long-term incentives--represents a substantial portion of total pay when the Company meets or exceeds aggressive financial and shareholder return objectives.

     The elements of the current compensation program for executive officers and other key employees are further explained below.

BASE SALARY

     The base salaries of executive officers are targeted to the median of the salary levels for comparable officer positions at the Peer Companies. As indicated below, the CEO's salary had been frozen during the years 1992-1996 and in 1996 was more than 10% below the median base salary for CEOs of the Peer Companies. Base salaries otherwise are not linked to specific Company performance objectives.

ANNUAL INCENTIVE PLAN

     Under the annual management incentive plan, cash bonuses range from 0 to 242% of individual target awards which are set as a percentage of salary by individual and by management level. These bonuses are earned based on the degree of attainment of performance objectives recommended by management and approved by the Committee.

     With respect to most executive officers, 1996 awards were principally based on consolidated net income performance, the target objective for which was exceeded, resulting in a payout of 171.5% of target. Certain executive officers, however, had their awards principally based on operating income and customer growth objectives applied to their particular business unit responsibility, rather than the Company as a whole, and some had a portion of their award based on achievement of individual performance objectives. As a consequence, awards as a percent of individual target levels varied among different executive officers ranging from 0% to 242% of target.

LONG-TERM INCENTIVE COMPENSATION

     A Long-Term Incentive Plan was adopted in early 1994 ("1994 LTIP") providing long-term incentive compensation for officers and other key executives, related to a three year performance period covering the years 1994-1996.

     Awards under that plan principally consisted of two forms of "at risk" compensation, namely stock options and cash based Performance Units. Performance Units were earned over such three-year performance period and cash awards were paid in early 1997. Performance objectives were based on cumulative earnings-per-share growth for the performance period with the actual cash payout value of Performance Units determined by the degree to which the objectives had been attained.

     Under the 1994 LTIP, non-qualified stock options were granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant. The number of options previously granted to a participant were not considered in determining subsequent grants.

     The Committee has recommended, and the Board of Directors has approved, a new Long-Term Incentive Plan ("1997 LTIP") which will cover the three-year performance period of 1997-1999. The 1997 LTIP is similar in structure to the 1994 LTIP providing for incentive compensation awards in the form of stock options and cash based Performance Units. The 1997 LTIP is subject to approval by the Company's shareholders in accordance with Proposal 3 as described hereafter.

     Both the 1994 LTIP and the 1997 LTIP provide that shares of restricted stock may be granted to selected key executives. During 1996 one executive officer received such a grant under the 1994 LTIP.

DETERMINATION OF CEO COMPENSATION

     The CEO's 1996 compensation package consisted of base salary of $610,000 and an annual cash bonus. Mr. Preston's annual bonus for 1996 was largely based on the principal performance objective described above under "Annual Incentive Plan", namely, consolidated net income growth. Accordingly, the Committee approved a bonus award of 184.1% of target, resulting in an award to Mr. Preston of $561,556.

     Since Mr. Preston became Chairman, shareholder returns have out-performed the S&P 500 and the Peer Companies composite. Cumulative total shareholder returns over the period 1992 to 1996 have been 188%, well in excess of the S&P 500 and Peer Companies returns over the same time period, which were 102% and 114%, respectively. These returns have directly increased the value of all shareholders' investments, as well as the value of Mr. Preston's stock-based awards, thus demonstrating the linkage between his compensation package, approved by this Committee, and overall corporate performance.

     CEO EMPLOYMENT CONTRACT. As discussed below under the caption "Contracts with Executives", the Company entered into an Employment Contract with Mr. Preston effective as of November 1, 1995 ("new contract"), succeeding his prior contract which expired as of that date. Under the new contract Mr. Preston's previous salary of $610,000 and current target bonus opportunity of 50% continued to be frozen at those levels through the end of 1996 consistent with the five year salary and bonus percentage freeze agreed upon in exchange for a special option award in 1991. Both his 1996 salary and target bonus levels are substantially below the CEO compensation median for the Peer Companies. In accordance with such new contract, effective in 1997 his annual salary increased to $1,000,000 and his target bonus opportunity to 70%. In anticipation of his retirement in 1998, however, no awards are being made to Mr. Preston under the 1997 LTIP.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Tax Act, a portion of annual compensation payable to any of the Company's five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. It is anticipated that 1997 compensation payable to the Company's two highest paid executive officers will be in excess of $1 million, inclusive of their awards of performance-based incentive compensation. The Committee has determined that it is in the best interests of the Company that it retain the discretion of providing its senior executive officers with the opportunity of earning appropriate performance-based incentive compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under current Internal Revenue Code laws.

                                   Charles S. Locke, Chair
                                   Brenda C. Barnes
                                   Edward T. Fogarty
                                   George V. Grune
                                   Ann S. Moore

FIVE-YEAR PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders for each of the five years ended December 31, 1992 through 1996, as compared to total return to shareholders for the Standard & Poor's 500 Composite Index and an industry composite of Avon peer companies (the "Industry Composite"). The common stocks of the Industry Composite companies have been included on a weighted basis to reflect the relative market capitalization of the companies.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)

              ---[GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]---

     Assumes $100 invested on December 31, 1991 in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 in the year indicated.

                       1991      1992      1993       1994      1995      1996
                       ----      ----      ----       ----      ----      ----
Avon                  $100.0    $123.9    $112.1     $142.3    $185.2    $287.7
S&P 500                100.0     107.6     118.4      120.0     164.5     201.7
Industry Composite     100.0     100.8     100.5      114.5     166.2     214.2
----------
(1)  Total Return assumes reinvestment of dividends.

(2) Industry Composite includes Carter Wallace, Gillette, Johnson & Johnson, Tambrands, Stanhome, Alberto-Culver, Colgate Palmolive, Kimberly-Clark, Bristol Myers Squibb and Procter & Gamble.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 1996 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and, of the Company's other executive officers during fiscal 1996, each of the four persons who were most highly compensated in fiscal 1996 (together, these five persons are sometimes referred to as the "named executives").

                           SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                    -----------------------------    -----------------------------------------
                                                                                SECURITIES
                                                           OTHER    RESTRICTED  UNDERLYING LONG-TERM    ALL
                                                          ANNUAL       STOCK     OPTIONS/  INCENTIVE   OTHER
                                   SALARY       BONUS  COMPENSATION   AWARDS       SARS     PAYOUTS  COMPENSATION
      NAME AND POSITION    YEAR      ($)        ($)(1)      (2)       ($)(3)        (#)       ($)      ($)(4)
      -----------------    ----     -----      -------   ---------   --------     -------  ---------  --------
James E. Preston ......... 1996     610,000    561,556                   0             0   1,514,063    59,166
 Chairman and              1995     610,000    381,251                   0       780,000       0        56,317
 Chief Executive Officer   1994     610,000    440,412                   0       140,000       0        51,971

Edward J. Robinson ....... 1996     549,644    735,536                   0        80,000    876,563     10,365
 President and             1995     523,946    479,665                   0        53,000       0         7,747
 Chief Operating Officer   1994     500,000    538,300                   0        60,000       0        16,219

Christina A. Gold ........ 1996     340,718    301,072                   0        17,000    490,875     56,054
 Sr. Vice President and    1995     308,000    168,036                445,000     14,000       0       113,249
 President, Avon US        1994     275,000    207,280                   0        15,000       0         9,083

Edwina D. Woodbury ....... 1996     283,913    255,334                316,000     20,000    286,875      5,985
 Sr. Vice President and    1995     257,754    155,217                   0        12,800       0         3,779
 Chief Financial Officer   1994     250,000    156,520                   0        14,600       0         8,109

Ward M. Miller, Jr. ...... 1996     247,781    222,358                   0        16,000    253,406      6,045
 Sr. Vice President,       1995     240,000    165,768                   0        10,600       0         3,590
 General Counsel and
 Secretary

----------
(1) In consideration of a special stock option grant made in 1991, for each of the years 1992-1996, Mr. Preston's annual base salary has been frozen at $610,000 and his target annual bonus opportunity limited to 50% of such base salary. Mr. Robinson's target annual bonus opportunity for 1994-1996 was greater than 50% of base salary.

(2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives.

                                              (Footnotes continued on next page)

(3) The following table presents information regarding aggregate holdings of restricted stock at January 2, 1997 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out.

                                  HOLDINGS OF RESTRICTED SHARES AT 1/2/97
                              ---------------------------------------------
                                 NUMBER OF                  AGGREGATE MARKET
                                RESTRICTED    TOTAL NUMBER      VALUE OF
                              SHARES GRANTED  OF RESTRICTED RESTRICTED SHARES
NAME                          IN FISCAL 1996   SHARES HELD   AT 12/31/96(A)
----                          --------------  ------------- -----------------
Mr. Preston .................        0              0                 0
Mr. Robinson ................        0           20,000       1,142,500
Mrs. Gold ...................        0           16,000         914,000
Ms. Woodbury ................      8,000          8,000         457,000
Mr. Miller ..................        0              0                 0
----------

(a) "Market Value" is determined by reference to the per share closing price on December 31, 1996 ($57.125).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Mr. Preston, $11,767; Mr. Robinson, $10,365; Mrs. Gold, $7,686; Ms. Woodbury, $5,985; and Mr. Miller, $6,045; (ii) above-market portion of interest earned on deferred compensation--Mr. Preston, $47,399; (iii) relocation expenses reimbursement--Mrs. Gold, $48,368.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.

                          OPTION GRANTS IN FISCAL 1996

                                                         INDIVIDUAL GRANTS
                                               -----------------------------------
                                                NUMBER OF    % OF TOTAL
                                               SECURITIES      OPTIONS
                                               UNDERLYING    GRANTED TO
                                                 OPTIONS      EMPLOYEES   EXERCISE                 GRANT DATE
                                                 GRANTED      IN FISCAL     PRICE     EXPIRATION     PRESENT
                                                 (#)(1)        YEAR(2)     ($/SH)        DATE      VALUES (3)
                                               ----------    -----------  ---------   -----------  -----------
Mr. Preston ..................................         0        --         $   --        --         $     --
Mr. Robinson .................................    80,000         8.9%       39.50      2/1/06        1,008,000
Mrs. Gold ....................................    17,000         1.9%       39.50      2/1/06          214,800
Ms. Woodbury .................................    20,000         2.2%       39.50      2/1/06          252,000
Mr. Miller ...................................    16,000         1.8%       39.50      2/1/06          201,600

----------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's 1993 Stock Incentive Plan. The number of options reflect the two-for-one stock split that occurred subsequent to their grant on February 1, 1996.

(2)  Based on 893,612 options granted in fiscal 1996.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: average option term of six years, volatility of 22.4% (calculated monthly over the three preceding calendar years), dividend yield of 3.24% and interest rate of 7.31% (six year Treasury note rate at April 10, 1996). The real value of options in this table depends upon the actual performance rate of the Company's stock during the applicable period and upon when they are exercised.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1996 and the value of unexercised options held at December 31, 1996.

 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND 1996 FISCAL YEAR-END OPTION VALUES


                                                    NUMBER OF SECURITIES UNDERLYING    VALUES OF UNEXERCISED IN-THE-MONEY
                         SHARES ACQUIRED    VALUE   UNEXERCISED OPTIONS AT FY-END (#)       OPTIONS AT FY-END ($) (2)
                           ON EXERCISE     REALIZED ---------------------------------  ----------------------------------
  NAME                        (#)          ($) (1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
  ----                   ---------------  --------- ----------------  ---------------  ----------------   ---------------
  Mr. Preston ..........    120,000       3,179,996     116,666           783,334          3,657,479         18,565,645
  Mr. Robinson .........     50,000       1,323,375      57,666           135,334          1,752,835          3,063,228
  Mrs. Gold ............          0               0      14,666            31,334            445,522            727,603
  Ms. Woodbury .........     13,999         380,931           0            33,401                  0            752,922
  Mr. Miller ...........          0               0       9,533            26,067            288,811            581,776


----------

(1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise)--(Per Share Exercise Price)] x Number of Shares for Which the Option was Exercised.

(2) Value of Unexercised, In-the-Money Options at 12/31/96 is calculated as follows: [(Per Share Closing Sale Price on 12/31/96)--Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing price on 12/31/96 was $57.125.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     The following table shows the estimated annual retirement allowance for life annuity under the Retirement Plan and the Supplemental Plan (which are defined below) for participants retiring at age 65 whose three-year average compensation and years of service at retirement would be in the classifications shown:


                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65

 AVERAGE OF THREE
  HIGHEST YEARS'                                     YEARS OF CREDITABLE SERVICE
ANNUAL COMPENSATION                 ------------------------------------------------------------
IN LAST TEN YEARS                      15           20           25           30            35
-------------------                 -------       -------      -------      -------      -------
$  200,000 .....................     60,000        80,000      100,000      110,000      120,000
   300,000 .....................     90,000       120,000      150,000      165,000      180,000
   400,000 .....................    120,000       160,000      200,000      220,000      240,000
   500,000 .....................    150,000       200,000      250,000      275,000      300,000
   600,000 .....................    180,000       240,000      300,000      330,000      360,000
   700,000 .....................    210,000       280,000      350,000      385,000      420,000
   800,000 .....................    240,000       320,000      400,000      440,000      480,000
   900,000 .....................    270,000       360,000      450,000      495,000      540,000
 1,000,000 .....................    300,000       400,000      500,000      550,000      600,000
 1,100,000 .....................    330,000       440,000      550,000      605,000      660,000
 1,200,000 .....................    360,000       480,000      600,000      660,000      720,000
 1,300,000 .....................    390,000       520,000      650,000      715,000      780,000
 1,400,000 .....................    420,000       560,000      700,000      770,000      840,000
 1,500,000 .....................    450,000       600,000      750,000      825,000      900,000


     As of December 31, 1996, Mr. Preston had an average three-year compensation of $1,386,280 and 36 years of creditable service; Mr. Robinson had an average three-year compensation of $954,191 and 24 years of creditable service; Mrs. Gold had an average three-year compensation of $441,979 and 27 years of creditable service; Ms. Woodbury had an average three-year compensation of $386,577 and 19 years of creditable service; and Mr. Miller had an average three-year compensation of $342,226 and 4 years of creditable service.

     Benefits under Avon's Employees' Retirement Plan (the "Retirement Plan") are based on the average of a participant's five highest years' compensation during the ten years prior to retirement and the number of years of creditable service, and are offset in part by Social Security benefits. The compensation covered by the Retirement Plan includes base salary, commissions and annual incentive bonuses.

     The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan") will pay to executive officers and certain other selected executives a supplemental pension equal to the difference between the annual amount of a pension calculated under the Supplemental Plan and the amount the participant will receive under the Retirement Plan. The pension benefit calculation under the Supplemental Plan is similar to that under the Retirement Plan except that it takes into account a greater percentage of each participant's final average earnings computed on the basis of the three highest years' compensation during the ten years prior to retirement and is not subject to any offset of Social Security benefits or maximum limitation on qualified plan benefits but is subject to offset by the benefits provided under the Retirement Plan. The Supplemental Plan provides that certain participants (including Messrs. Preston and Robinson) who retire at age 65 (or who retire at age 60 with 15 years of creditable service) will receive a pension benefit which is not less than one-half of his or her final three-year average compensation.

     For purposes of determining benefits and eligibility for benefits under the Supplemental Plan, the Company has granted Mr. Preston 5 additional years of creditable service and Mr. Robinson 16 years of creditable service. The pension benefits payable by Avon to Mr. Robinson will be the higher of (i) the amount calculated utilizing the additional credited service and including the offset of prior benefits earned by Mr. Robinson while in the employ of his former employer or (ii) the benefit amount calculated using his Avon service only. If recognition of Mr. Robinson's service with his former employer is not necessary to qualify him for the pension benefit described in the paragraph above, his pension will not be reduced by the value of the benefits earned with his former employer.

     The Company maintains a supplemental benefits plan (the "SLIP"), participation in which is restricted to approximately 45 corporate and division officers, including the named executives. This plan provides for death benefits ranging from $250,000 to $2,000,000. This death benefit is in addition to the coverage under the Company's group life insurance program. For participants eligible prior to January 1, 1990 (including Messrs. Preston and Robinson), such coverage continues after retirement and provides that in the event of a change of control (as defined in the plan document) of the Company prior to a participant's death, vested participants and participants involuntarily terminated after a change of control will receive a fully-paid whole-life policy, including an appropriate tax reimbursement, with a face amount equal to one-half of the death benefits payable under this plan.

CONTRACTS WITH EXECUTIVES

     The Company currently has employment contracts ("Employment Contracts") with each of the named executives.

     A new Employment Contract with Mr. Preston was executed effective November 1, 1995 succeeding a prior contract which by its terms expired on that date. The term of the new contract will expire as of May 7, 1998, a date which is shortly after Mr. Preston's attainment of age 65, his Normal Retirement Age under the Company's retirement program. Under the new contract Mr. Preston will remain employed on a full time basis as Chairman of the Board until that date, provided that any time subsequent to May 1, 1997 the Board of Directors may elect another officer to concurrently serve as the Company's Chief Executive Officer.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination. Under the terms of the Employment Contracts, such amounts payable upon termination are generally reduced by any amounts payable under the Company's regular Severance Plan.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment other than for cause in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and
(c) the cash-out value of all then outstanding stock options, Restricted Shares and the maximum payout value of their 1997 LTIP Performance Units. Assuming an actual or potential change of control had occurred on January 2, 1997 and with termination of the executives immediately thereafter, Mr. Preston would receive $4,684,668; Mr. Robinson would receive $3,796,086; Mrs. Gold would receive $1,795,194; Ms. Woodbury would receive $1,626,993; and Mr. Miller would receive $1,383,030; plus the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules

          PROPOSAL 2--FIRST AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN

     In May 1993 Company Shareholders approved adoption of the 1993 Stock Incentive Plan ("1993 Plan") which is administered by the Compensation Committee of the Board of Directors ("Committee"). Pursuant to such Plan, the Committee may make incentive compensation awards to Company officers and key executives, in the form of stock options, restricted stock and Performance Units. As adjusted by the two for one stock split that became effective in May, 1996, a maximum of 7,050,000 shares may be issued under the 1993 Plan.

     The Board of Directors has approved and recommends for shareholder approval the First Amendment of the 1993 Plan, the text of which is set forth in Appendix A to this proxy statement. The principal purpose of the amendment is to permit certain stock incentives to also be awarded to non-management directors as part of the revised compensation program for such directors described on page 8 of this proxy statement.

     The amendment also makes changes responsive to tax law changes imposing limits on the tax deductibility of compensation paid to certain executive officers. Section 162(m) of the Internal Revenue Code denies a corporate income tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of the four other highest paid executive officers. Certain forms of compensation paid pursuant to a shareholder approved incentive compensation plan, however, are excluded from such deduction limit, provided, that the plan complies with various requirements set forth in Section 162(m) and Internal Revenue Service regulations promulgated thereunder.

     Among such requirements is that a plan must prescribe specific limitations on the compensation that may be paid to any one participant in a plan. The proposed First Amendment therefore stipulates that no more than 10% of all Stock Options or Stock Appreciation Rights awarded over the term of the 1993 Plan may be awarded to any one participant. Certain other technical changes are also proposed, in part to reflect the two for one split of the Company's Common Stock that became effective in May 1996.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE FIRST AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN.

              PROPOSAL 3--APPROVAL OF 1997 LONG-TERM INCENTIVE PLAN

     The Board of Directors believes that it is in the best interests of the Company to maintain forms of incentive compensation for its officers and key executives that are based on the attainment of long-term financial performance objectives and linked to appreciation in the value of the Company's Common Stock. Accordingly, it has approved and recommends for Shareholder approval the Avon Products, Inc. 1997 Long-Term Incentive Plan (the "Plan"), the full text of which is set forth in Appendix B to the proxy statement. The 1997 Plan is a stock incentive program within the scope of the 1993 Stock Incentive Plan approved by the Company's Stockholders in 1993 ("1993 Plan").

     The 1997 Plan covers a three year performance period for the years 1997-1999 and provides for the grant of stock options to purchase shares of Avon Products, Inc. Common Stock ("Common Stock"), cash based Performance Units and shares of Restricted Stock. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), each member of which must be an "outside director." The Committee will determine the persons to whom awards will be granted and the terms and conditions of awards, subject to the terms and conditions of the 1997 Plan and, where applicable, the 1993 Plan. Officers and key employees of the Company are eligible to participate in the 1997 Plan. It is estimated that approximately 400 individuals are eligible to participate.

STOCK OPTIONS

     The 1997 Plan provides for the grant of stock options on an annual basis during the three year term of the Plan. In accordance with the 1993 Plan, the per share exercise price of any option may not be less than the fair market value of a share of Common Stock at the time of grant. Once an option is granted, its exercise price may not be reduced by amendment and no option may be exchanged for a new option with a lower price.

     The term for exercise of any stock option may not exceed ten years and most options will vest as to exercise rights in equal installments over a period of three years following the date of grant. As of March 17, 1997, the closing price of the Company's Common Stock, as reported on the New York Stock Exchange, was $56 per share.

PERFORMANCE UNITS

     In addition to stock options, the 1997 Plan provides for the grant of potential cash awards in the form of Performance Units which are authorized by the 1993 Plan. The cash value of all Performance Units will be determined immediately following the conclusion of the 1997-1999 performance period and shall be based on the degree to which applicable performance objectives have been attained. The principal performance objective consists of cumulative Earnings Per Share ("EPS") objectives for the three year period which are applicable to the Performance Units of all participants. Participants who are with the management of an operating business unit or country unit will have an additional performance objective based on the cumulative operating profit or cumulative pre-tax contribution of the applicable unit or country.

     A Participant's Performance Units will have a payout value of $100 per unit if the target performance objectives applicable to such units are exactly attained. If actual performance exceeds the applicable target objectives, the payout value will be greater than $100 per unit, up to a maximum of $200 per unit. If performance falls short of the applicable target objectives, the payout value will be less than $100, going to as low as $50 per unit if a minimum threshold performance objective is attained, with a zero value if performance is below the threshold. All performance units, including those based on attainment of cumulative operating objectives, will have a zero value, (no cash awards would be payable) if the minimum threshold cumulative EPS objective for the performance period has not been attained.

     Attainment of performance objectives that fall between the threshold and target levels or between the target and maximum levels will result in Performance Unit payout values that are scaled between $50 and $100, or between

$100 and $200, as the case may be, determined in accordance with proration tables established by the Committee during the first 90 days of the Performance Period. In no event may any one participant receive a cash award in excess of $6 million under the 1997 Plan. It is anticipated that all cash awards determined to be payable pursuant to the 1997 Plan will be distributable within the first 60 days of the year 2000.

     On March 6, 1997 the Committee established all of the performance objectives applicable to Performance Units and contingently approved awards for the three year performance period. Additional awards of Performance Units will be made with respect to promotions to reflect any promotional increase in a participant's base salary, unless the Committee in its discretion determines not to make such awards. The Committee may also make awards of Performance Units to executives who first become eligible for the 1997 Plan in the future, but all awards will be subject to the same applicable performance objectives and maximum limitations.

     The initial grants of stock options and Performance Units under the 1997 Plan are contingent upon approval of the 1997 Plan by shareholders at the 1997 Annual Meeting of Shareholders, in accordance with this proxy statement. The following table sets forth the stock options and Performance Units contingently granted on March 6, 1997 to the persons or groups listed below.

                                          STOCK     PERFORMANCE     TARGET VALUE
                                         OPTIONS       UNITS          OF UNITS
                                         -------    -----------     ------------
James E. Preston .....................      N/A          N/A        $      N/A
Edward J. Robinson ...................   34,582       21,000         2,100,000
Christina A. Gold ....................   12,449        7,560           756,000
Edwina D. Woodbury ...................   10,671        6,480           648,000
Ward M. Miller, Jr. ..................    7,904        4,800           480,000
All executive officers
  as a group .........................   82,995       50,400         5,040,000
All employees as a group
 (excluding executive officers) ......  621,624      362,286        36,228,000

FEDERAL INCOME TAX CONSEQUENCES

     A participant will not recognize any taxable income upon the grant of an option plan prior to the exercise of such option. All options granted under the 1997 Plan are "non-qualified" options and upon exercise a participant will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding income tax deduction.

     A participant will not recognize any taxable income upon the grant of Performance Units. When a cash payout is made with respect to such units, viz, in the year 2000 following the end of the three year performance period, a participant will then recognize compensation taxable as ordinary income. A participant will not recognize any taxable income upon the award of Restricted Stock until the restrictions are removed so as to eliminate any risk of forfeiture. At the time such restrictions are removed a participant will recognize ordinary taxable income based on the then fair market value of the stock.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN.

       PROPOSAL 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants for the year 1997. Coopers & Lybrand L.L.P. began auditing the accounts of the Company in 1989. If the appointment of Coopers & Lybrand L.L.P. is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. The Company is informed that no member of Coopers & Lybrand L.L.P. has any direct or any material indirect financial interest in the Company or any of its subsidiaries. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     With respect to the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1997.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 1998 Annual Meeting must be received by the Company at Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105, Attention: Secretary, on or prior to November 25, 1997.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-282-5619), the Company will provide without charge a copy of its Annual Report on Form 10-K for 1996, as filed with the Securities and Exchange Commission.


                                              By Order of the Board of Directors


                                              Ward M. Miller, Jr.
                                              Senior Vice President,
                                              General Counsel and Secretary


 March 25, 1997
 New York, New York

--------------------------------------------------------------------------------
     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.
--------------------------------------------------------------------------------

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:



                               MORROW & CO., INC.
                              909 Third Avenue New
                              York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                                                      APPENDIX A

                             FIRST AMENDMENT OF THE
                               AVON PRODUCTS, INC.
                            1993 STOCK INCENTIVE PLAN

     The Avon Products, Inc. 1993 Stock Incentive Plan ("1993 Plan") was approved by the Shareholders of Avon Products, Inc. ("Company") at the Company's Annual Meeting of Shareholders held May 6, 1993. Subject to approval by the Company's Shareholders at the Annual Meeting held May 1, 1997, the 1993 Plan is hereby amended, effective January 1, 1997, as follows:

     1. The definitions of "Committee" and "Stock" set forth in Section 1.1 of the 1993 Plan are amended to read as follows:

          (d) "Committee" means the Compensation Committee of the Board of Directors, each member of which must be an "outside director" within the meaning of Section 162(m) of the Code;

          (m) "Stock" means the Company's common stock, $0.25 par value.

     2. Section 2.4 is amended to read in its entirety as follows:

          2.4 Eligibility and Limits Stock Incentives may be granted to officers and key employees of the Company and, subsequent to January 1, 1997, to non-management directors of the Company including non-management directors who serve on the Committee. Any other provisions of the Plan to the contrary notwithstanding, non-management directors shall be entitled to receive Stock Incentives in substantially similar amounts, subject to terms and conditions set forth in a separate Stock Incentive Program applicable only to non-management directors, approved by the Board of Directors. Incentive stock options, however, may be granted only to an employee of the Company or any subsidiary. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s).

     3. Section 3.1(a) is amended to read in its entirety as follows:

          3.1 Terms and Conditions of All Stock Incentives

          (a) The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the plan. The number of shares as to which Stock Options or Stock Appreciation Rights may be granted to any one Participant during the term of the Plan, however, shall not exceed 10% of the Maximum Plan Shares that may be issued under the Plan.

     4. Except as provided above, the 1993 Plan shall continue in effect without additional amendment.

                                                                      APPENDIX B
                               AVON PRODUCTS, INC.
                          1997 LONG TERM INCENTIVE PLAN

I. INTRODUCTION

     1.1 Purpose The purpose of this Plan is to provide additional incentives for officers and key employees of the Company to operate and manage the Company's business in a manner that will achieve long-term growth and profitability and to provide a means of recruiting and retaining such officers and key employees.

     1.2 Relationship to 1993 Stock Incentive Plan This Plan is subject to the Avon Products, Inc. 1993 Stock Incentive Plan which has been approved by the Company's shareholders. Accordingly, this Plan shall be deemed a "Stock Incentive Program" as defined therein and shall be subject to the terms and conditions of the 1993 Stock Incentive Plan. In the event of any conflict, the terms and conditions of the 1993 Stock Incentive Plan shall govern.

     1.3 General Description This Plan provides for the grant to eligible Participants of two forms of incentive awards with respect to a performance period covering the three years 1997-1999, namely Performance Units and Stock Options. While Performance Units will consist of potential cash incentives, both types of awards shall be considered as "Stock Incentives" eligible for grants under the 1993 Stock Incentive Plan. The Plan also provides for the grant of shares of Restricted Stock Awards as set forth in Part V hereof.

     1.4 Definitions Capitalized words and phrases in this Plan shall have the same meaning as the definitions set forth in the 1993 Stock Incentive Plan, to the extent that they are defined therein, except as otherwise indicated. Definitions used in this Plan shall have the meanings set forth below:

          "Committee" means the Compensation Committee of the Board of Directors, each member of which is an "outside director", within the meaning of Section 162(m) of the 1986 Internal Revenue Code.

          "Performance Period" means the period of three consecutive calendar years commencing with the year 1997.

          "Plan" means the Avon Products, Inc. 1997 Long Term Incentive Plan.

          "Senior Officers" means those Company Executive Officers who are subject to Section 16 of the Exchange Act and all other officers who report to the Company's Chief Executive Officer.

II. PARTICIPATION

     2.1 General Rule The Committee shall determine the levels and categories of officers and key employees of the Company and its Subsidiaries who shall be Participants in the Plan. The initial grant of Plan awards shall be made during the first 90 days of the first year of the Performance Period.

     2.2 Participants Not Eligible at Time of Initial Grant If an employee becomes eligible for Participation subsequent to the date of initial grant, he or she may become a Participant at such later date, with awards to such a Participant to be subject to the terms set forth below.

III. PERFORMANCE UNIT AWARDS

     3.1 Performance Objectives Performance Units will realize a cash payout value following the end of the Performance Period, only to the extent applicable Performance Objectives have been attained for such period. Performance Objectives applicable to Performance Units awarded to Global Participants, i.e., participants who are not principally members of management of an Operating Business Unit ("OBU") or Country, shall solely be the Cumulative EPS Objectives described below. With respect to Participants who are principally members of management of an OBU or Country, 60% of their awarded units shall be subject to the Cumulative EPS Objectives and 40% subject to their applicable Non-EPS Performance Objectives, as described below.

     Appropriate adjustments in Performance Objectives may be made with respect to the Performance Units of Participants who during the course of the Performance Period transfer between OBU's or Countries or have their status changed to or from that of a Global Participant, to reflect, for the balance of the Period, the Performance Objectives associated with each Participant's new status or location. At the discretion of the Committee, however, a Participant's compensation payable pursuant to this Article III may be reduced to the amount otherwise payable solely based on the Performance Objectives applicable to such Participant as of the time of his or her initial grant of Performance Units.

     3.2 Definitions for Performance Award Units Terms applicable to Performance Unit awards shall have the meanings set forth below:

          a. "Base Grant Value" means the target cash value of each Performance Unit which shall be $100.

          b. "Ultimate Payment Value" means the cash value of each Performance Unit, which shall be determined by the Committee following the end of the Performance Period. Such value may be as high as $200 if the Maximum Growth Rate has been attained, or zero if the Threshold Growth Rate has not been attained.

          c. "Earnings Per Share" means the fully diluted earnings per share of Stock calculated on the weighted average number of shares outstanding as reported in the Company's Annual Report based on consolidated net income (before extraordinary items and income taxes related thereto) of the Company, as determined by the Company's independent public accountants. Such determination and report shall be made as of the end of the Performance Period with respect to such Period and the applicable Base Year in conformity with generally accepted accounting principles consistently applied.

          d. "Cumulative EPS" means the aggregate total Earnings Per Share for the entire Performance Period.

          e. "Target EPS Objective" means the Cumulative EPS established by the Committee for the Performance Period which, if exactly attained, shall result in an Ultimate Payment Value of $100 per Performance Unit.

          f. "Maximum EPS Objective" means the Cumulative EPS established by the Committee for the Performance Period which, if attained or exceeded, shall result in an Ultimate Payment Value of $200 per Performance Unit.

          g. "Threshold EPS Objective" means the Cumulative EPS established by the Committee for the Performance Period which, if exactly attained, shall result in an Ultimate Payment Value of $50 per Performance Unit and, if not attained, shall result in an Ultimate Payment Value of zero for all Performance Units.

          h. "Cumulative Operating Profit" means the aggregate total operating profit achieved for the entire Performance Period of a designated OBU or Country business unit.

          i. "Cumulative Pretax Contribution" means the aggregate total pretax contribution to the Company achieved for the entire Performance Period by a designated Country business unit.

          j. "Non-EPS Performance Objectives" means the Cumulative Operating Profit or Cumulative Pretax Contribution objectives, as established by the Committee, which are applicable to that portion of a Participant's Performance Units whose value will be determined by the degree to which such objectives have been achieved. The value of such units will be zero, however, if the Threshold EPS Objective has not been achieved.

          k. "Target Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee, which, if exactly attained, shall result in an Ultimate Payment Value of $100 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

          l. "Maximum Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee, which, if attained or exceeded, shall result in an Ultimate Payment Value of $200 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

          m. "Threshold Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee which, if exactly attained, shall result in an Ultimate Payment Value of $50 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

          n. "Proration Tables" mean the tables established by the Committee which shall determine the Ultimate Values of Performance Units where the applicable performance attained exceeds its Threshold Objective but is less than its Maximum Objective (and is not exactly at Target).

     All of the foregoing Performance Objectives and Proration Tables shall be established by the Committee during the first 90 days of the Performance Period.

     3.3 Grants of Performance Units The Committee shall authorize grants of Performance Units to Participants and establish the Performance Objectives to be applied for such units, including the Target, Maximum and Threshold levels of all relevant objectives and their Proration Tables. The Committee shall approve
(a) all specific grants of Performance Units to Senior Officers and (b) an aggregate number of Performance Units to be granted other Participants, which shall be allocated by the Company's Chief Executive Officer.

     The number of Performance Units to be initially granted a Participant shall be determined as follows: (a) an annualized cash target amount shall be established, (b) such cash target amount shall be divided by the Base Grant Value of $100 and (c) the resulting number shall be multiplied by the number of years in the Performance Period (three).

     When a Participant is promoted to a higher level position, supplemental grants of Performance Units shall be awarded to such Participant determined by the amount of base salary increase attributable to the promotion and the same cash target percentage used in calculating his or her prior initial grant. The Committee reserves the right, however, to decline to grant such supplemental Performance Units. At any time during the Performance Period, grants of Performance Units may be made, at the Committee's sole discretion, to employees hired subsequent to the initial grant date or who otherwise have subsequently become eligible for Participation. All Performance Units granted subsequent to the initial grant date shall take into account the shorter period of time remaining between the date of the grant and the end of the Performance Period. If, for example, a grant was made effective as of the first day of the second year of the Performance Period, the cash target amount referred to in the preceding paragraph would be multiplied by two rather than three.

     In no event, however, may the total cash value for aggregate Performance Units awarded to any one Participant exceed $6,000,000. All Performance Units, regardless of when granted, shall be subject to the same performance criteria in determining Ultimate Payment Value, including the relevant three-year Performance Objectives.

     3.4 Value Determination and Payment The Ultimate Payment Value(s) of all Performance Units shall be determined by the Committee as soon as practicable after the end of the Performance Period and its review of a report concerning actual Cumulative EPS for the period submitted to the Committee by the Company's independent public accountants, and the Cumulative Operating Profit and Cumulative Pretax Contribution totals submitted by the

Company's Chief Financial Officer. The Ultimate Payment Value initially so determined for Performance Units shall be increased by 10% if an Avon Value Added ("AVA") growth objective for the Performance Period has been attained or exceeded. Such AVA "kicker" objective shall be established by the Committee during the first 90 days of the Performance Period.

     Payment to a Participant shall be made in a single sum in cash equal to the applicable Ultimate Payment Value(s), adjusted by any AVA kicker, multiplied by his or her total Performance Units and reduced by applicable tax withholding. Such payments shall be made as soon as practicable after the Committee determines such Ultimate Payment Value(s).

     3.5 Termination of Employment During Performance Period If prior to the end of the Performance Period but after completion of the period's first calendar year, a Participant (a) dies while employed by the Company, (b) retires under the terms of a Company retirement plan or (c) is involuntarily terminated by the Company, other than for cause, such Participant shall remain entitled to a portion of the Performance Units granted to him or her. Such portion shall be the Participant's total number of Performance Units multiplied by a fraction, the numerator of which is the number of months in which such Participant was actively employed during the Participant's Performance Period (including the month during which employment terminated) and the denominator of which is 36 or, if fewer, the number of months from the effective date of the grant of the Participant's Performance Units to the end of the Performance Period (applicable in the case of grants first made after the initial grant).

     Except as provided below, no payment can be made for such retained Performance Units prior to the time the Committee has determined the Ultimate Payment Value(s) assigned to all Performance Units. To the extent applicable, if a Threshold Objective has not been attained, no payment would be made for any Performance Units subject to such Threshold Objective.

     At the discretion of the Committee, however, a payment may be made on behalf of a deceased Participant prior to the end of the Performance Period based on the above described proration formula and a Base Grant Value. Any payment made with respect to a Participant who has died shall be paid to the beneficiary designated by the Participant to receive the proceeds of any group life insurance coverage provided for the Participant by the Company. A Participant who has not designated such beneficiary, or who desires to designate a different beneficiary, may file with the Company a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant. If no designation of beneficiary has been made under such life insurance coverage or filed with the Company, distribution shall be made to the Participant's spouse, if surviving, and if not, to the Participant's estate.

     No payment will be due any Participant who voluntarily terminates employment or whose employment has been involuntarily terminated by the Company for "cause" prior to the end of the Performance Period. Unless otherwise provided by an individual employment agreement, a Participant who is deemed terminated for cause pursuant to the terms of the applicable Company Severance Pay Plan, shall be deemed terminated for cause for purposes of this Plan. Except in the case of a "Change of Control" situation, any Participant who is terminated for any reason during the first year of the Performance Period is not entitled to any payment, provided that the Committee, at its discretion, may make a payment on behalf of a deceased Participant.

     No payment will be due any Participant who terminates employment and prior to the end of the Performance Period, without the written consent of the Company, (a) knowingly discloses confidential information concerning the Company, (b) accepts employment, or enters into a consulting arrangement with, another direct selling company that competes with the Company or (c) solicits any Company employees to leave to work for another employer.

     3.6 Change of Control In the event that a Change of Control should occur, payment will be made with respect to all Performance Units as soon as practicable. The amount to be paid per Performance Unit shall be the greater of the Base Grant Value ($100) or such higher Ultimate Payment Value up to $200 as may be established by the Committee in its discretion. In the event Change of Control occurs prior to the end of the first calendar year of the Performance Period, only Base Grant Value will be used.

IV. STOCK OPTION GRANTS

     4.1 Initial Option Grants Any Participant eligible to receive an award of Performance Units at the time of initial grants for the Performance Period shall also receive a grant of Stock Options. Stock Options may also be granted to certain Participants who are not otherwise eligible to receive an award of Performance Units. Additional options may be granted to active Participants on the first and second anniversary dates of the initial grant or at such other times as the Committee may determine. The Committee shall approve (a) all specific grants of Stock Options to Senior Officers and (b) an aggregate number of Stock Options to be granted other Participants, which shall be allocated by the Company's Chief Executive Officer.

     4.2 Supplemental Option Grants Participants who are first awarded Performance Units subsequent to the date of the initial grants may also receive a grant of Stock Options.

     4.3 Terms and Conditions One-third of the shares covered by each Stock Option grant under the Plan shall be exercisable one year following the date of grant with another one-third exercisable one year thereafter and the final one-third one year after that. The exercisability of Stock Options is not affected by the Plan's performance objectives affecting Performance Units. All other terms and conditions shall be set forth in a form of Stock Option Agreement. All Stock Options granted under this Plan shall be consistent with, and subject to, the terms and conditions of the 1993 Stock Incentive Plan.

     4.4 Elective Stock Options Within 60 days of the initial grant, a Participant may irrevocably elect, subject to the approval of the Committee, to exchange up to 50% of his or her initially granted Performance Units for additional "Elective Stock Options". Terms and conditions relating to the exchange of Performance Units for Elective Stock Options will be established by the Committee; the exercise terms for Elective Stock Options may be different than those for regular stock option grants under this Plan. In no event may any one Participant, however, receive stock options which, when aggregated with all of his or her other stock options and stock incentives awarded pursuant to the 1993 Plan, exceed 10% of the Maximum Plan Shares issuable under the 1993 Plan.

V. RESTRICTED STOCK GRANTS

     At any time, and from time to time, during the Performance Period the Committee, at its discretion, may make grants of Restricted Stock to selected key employees. Such grants principally would be made for the purpose of attracting and retaining those individuals for whom such form of additional incentive compensation is deemed to be necessary and in the best interests of the Company. Such awards of Restricted Stock need not be affected by the terms and conditions of this Plan applicable to grants of Performance Units or Stock Options.

     The terms and conditions of any grant of Restricted Stock shall be set forth in a Stock Incentive Agreement executed by the employee and the Company. Such terms and conditions shall be consistent with the 1993 Stock Incentive Plan. Dividends on such shares, even though not vested, may, at the Committee's discretion, be paid out currently.

VI. MISCELLANEOUS

     6.1 The Company, the Board of Directors, the Committee and the officers and other employees of the Company shall not be liable for any action taken in good faith in interpreting and administering the Plan.

     6.2 Pursuant to the provisions of the 1993 Stock Incentive Plan, the Company shall deduct from all cash payments and distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

     6.3 The establishment of the Plan shall not be construed as conferring on any Participant any right to continued employment or employment in any position, and the employment of any Participant may be terminated by the Company or by the Participant without regard to the effect which such action might have upon him or her as a Participant in the Plan.

     6.4 No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. No benefit or promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company's obligations under the Plan.

     6.5 The Committee at any time may terminate and in any respect amend or modify the Plan, so long as such amendment does not adversely affect the rights of any Participant with respect to Performance Units and Stock Options granted prior to such amendment. The Committee shall have the power to interpret the Plan and all interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties.

     6.6 The Plan shall be governed by and subject to the laws of the State of New York to the extent not preempted by federal law.

  VII. EFFECTIVE DATE

     This Plan is effective as of January 1, 1997, and its three-year Performance Period will commence with the Calendar Year 1997.

                                    A V O N

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 13 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Industry Composite Index for the period of each of the years commencing December 31, 1991 and ending December 31, 1996, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                              AVON PRODUCTS, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned shareholder of Avon Products, Inc. (the "Company") hereby constitutes and appoints Ward M. Miller, Jr., C. Richard Mathews and Martin
P H. Michael, and each of them, as true and lawful attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to
R vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the "Shares"), the undersigned could vote, and with
O all powers the undersigned would possess, if personally present, at the Annual Meeting of Shareholders of the Company to be held on May 1, 1997,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW). FOR PROPOSAL NO. 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND, IN THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2000: REMEDIOS DIAZ OLIVER, EDWARD J. ROBINSON AND PAULA STERN.

Instruction for Cumulative Voting for the Class of 2000: Unless otherwise specified in the space provided below, this proxy shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2000 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                    SEE REVERSE
                                                                       SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                     AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 1997
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Proposal 1
   Election of Directors to the Class of 2000 (see reverse).

     [ ] FOR    [ ] WITHHELD
_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 2000, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Amendment to 1993 Stock Incentive Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Proposal 3
   Approval of 1997 Long-Term Incentive Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. Proposal 4
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1997.

                               AVON PRODUCTS, INC.
                   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                     CONFIDENTIAL VOTING INSTRUCTIONS CARD

To: Chase Manhattan Bank, N.A. as Trustee (the "Trustee") under the Avon
    Products, Inc. Employee Savings and Stock Ownership Plan (the "Avon Savings Plan").

     THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVON PRODUCTS, INC. (THE "COMPANY").

     The undersigned, as a participant in the Avon Savings Plan, hereby directs
P    Chase Manhattan Bank, N.A., as Trustee, to appoint Ward M. Miller, Jr.,
     C. Richard Mathews and Martin H. Michael, and each of them, with full power
R of substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the
O "Shares"), credited to the undersigned's Savings Plan account, at the Annual Meeting of Shareholders of the Company to be held on May 1, 1997,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y The Avon Savings Plan provides that participants may instruct the Trustee as to the manner in which the Avon Shares held by it for their accounts shall be voted at Shareholders' meetings. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting is being provided to you by the Trustee under the Avon Savings Plan. In order to instruct the Trustee in the voting of your Avon Savings Plan shares, you must fill in the reverse side of this Confidential Voting Instructions Card, and date, sign and return the card to the Trustee in the enclosed envelope so that it is received by April 28, 1997.

     Unless your card is received by April 28, 1997, and unless you have specified your directions, your shares cannot be voted by the Trustee. Please date and sign on the reverse side.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2000: REMEDIOS DIAZ OLIVER, EDWARD J. ROBINSON AND PAULA STERN.

Instruction for Cumulative Voting for the Class of 2000: Unless otherwise specified in the space provided below, these voting instructions shall authorize the Trustee to authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2000 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                     AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 1997
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Proposal 1
   Election of Directors to the Class of 2000 (see reverse).

     [ ] FOR    [ ] WITHHELD
_________________________________________________________________________
To withhold authority for any nominee(s) for the Class of 2000, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Amendment to 1993 Stock Incentive Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. Proposal 3
   Approval of 1997 Long-Term Incentive Plan.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. Proposal 4
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR INSTRUCTIONS PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1997.